Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Premier, Inc. for the registration of 111,866,539 shares of its common stock and to the incorporation by reference therein of our report dated September 4, 2014, with respect to the consolidated financial statements and schedule of Premier, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

October 2, 2014